WEB.COM GROUP INC.

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”), as amended and restated on December 11, 2008, is entered by and between David L. Brown (“Executive”) and Web.com Group, Inc. (the “Company”, formerly known as Website Pros, Inc.), a Delaware corporation on  October 28, 2009 (the “Effective Date”).

Whereas, Executive has been providing services to the Company under the terms of an Employment Agreement effective as of the initial public offering of the Company’s common stock pursuant to a registration statement on Form S-1 (the “Existing Agreement”); and

Whereas,  the Company and Executive wish to further amend and restate the Existing Agreement  in order to clarify the vesting of equity awards upon termination of employment.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows, effective as of the Effective Date:

1.           Employment by the Company.

1.1           Amendment and Restatement of Existing Agreement.  The Existing Agreement is hereby amended and restated in its entirety.

1.2           Title and Responsibilities.  Subject to the terms set forth herein, Executive will continue to be employed as the Company’s Chief Executive Officer.  During his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.  Notwithstanding the foregoing, it is acknowledged and agreed that Executive shall be permitted to perform his duties and responsibilities as a principal of Atlantic Partners and may engage in civic and not-for-profit activities and/or serve on the boards of directors of non-competitive private or public companies; provided, in each case that such activities do not materially interfere with the performance of his duties hereunder.

1.3           Executive Position.  Executive will serve in an executive capacity and shall report to the Company’s Board of Directors (the “Board”). Executive shall perform the duties of his executive position as required by the Board.

1.4           At-Will Employment.  Executive’s relationship with the Company is at-will.  The Company shall have the right to terminate this Agreement and Executive’s employment with the Company at any time with or without Cause (as defined in Section 4.1(a)), and with or without advance notice.  In addition, the Company retains the discretion to modify the terms of Executive’s employment, including but not limited to position, duties, reporting relationship, office location, compensation, and benefits, at any time.  Executive’s at-will employment relationship may only be changed in a written agreement approved by the Board and signed by Executive and a member of the Board (or a duly authorized officer of the Company).  Executive also may be removed from any position he holds in the manner specified by the Bylaws of the Company and applicable law.

1.5           Company Employment Policies.  The employment relationship between the parties shall continue to be governed by the general employment policies and procedures of the Company, including those relating to the protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.

2.	Compensation.

2.1           Salary.  Executive shall receive for services to be rendered hereunder a base salary at an annualized rate of $385,000, payable on the Company’s standard payroll dates.  Executive will be considered for annual increases in base salary in accordance with Company policy and subject to review and approval by the Compensation Committee of the Board (the “Committee”).

2.2           Equity Awards.  Except as set forth below, Executive’s current compensatory equity awards are not affected by this Agreement and will remain in effect in accordance with the terms of the applicable award agreements and stock plan(s).  The parties agree that the Company will not provide Executive with any additional or new stock awards in connection with his entering into this Agreement.

2.3           Target Bonus.  Subject to annual review by the Committee, Executive shall be eligible to earn a target annual bonus of up to ninety percent (90%) of Executive’s base salary (such actual target amount, which may be more or less than 90%, as determined in the sole discretion of the Committee, the “Target Bonus”).  Whether Executive earns a Target Bonus, and if so, in what amount, shall be determined solely by the Company in its discretion.  Executive must remain an active employee through the time the Compensation Committee of the Board determines bonus amounts for executives of the Company in order to earn any bonus.  Executive will not earn any bonus if his employment terminates for any reason before the Compensation Committee of the Board has determined Executive’s bonus, except as expressly set forth herein.  No prorated bonus can be earned.

2.4           Standard Company Benefits.  Executive shall be entitled to participate in the Company’s employee benefits and compensation plans which may be in effect from time to time and provided by the Company to its executives, under the terms and conditions of such benefit and compensation plans. The Company shall also maintain a supplemental life insurance policy of a minimum of $2,000,000 and disability policies of a minimum of 80% of Executive’s annual base salary for the Executive’s benefit.

2.5           Executive Severance Benefit Plan.  Executive acknowledges and agrees that he is not an “Eligible Employee” under the Company’s Executive Severance Benefit Plan.  Upon a termination of employment, Executive’s rights to receive any severance pay or post-termination benefit continuation will be only as set forth in this Agreement and as otherwise required by applicable law.

3.           Confidential Information.  As a condition of his continued employment, Executive must continue to comply with the Proprietary Information and Inventions Agreement (the “Confidential Information Agreement”) he has executed previously.  Nothing in this Agreement is intended to modify in any respect the Confidential Information Agreement, and the Confidential Information Agreement shall remain in full force and effect.  In addition, Executive agrees that during his employment with the Company, and in the two (2) year period immediately following the date on which Executive ceases to be employed by the Company for any reason, Executive will not, whether directly or indirectly, personally or through others: (a) encourage, induce, attempt to induce, solicit or attempt to solicit any employee of the Company or any of the Company’s subsidiaries to leave his or her employment with the Company or any of the Company’s subsidiaries, (b) encourage, induce, attempt to induce, solicit or attempt to solicit any customer of the Company or any of the Company’s subsidiaries to reduce or terminate its customer relationship with the Company, or (c) be or become an officer, director, stockholder, owner, co-owner, affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, licensor, sublicensor, licensee or sublicensee of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any entity that engages directly or indirectly in competition with the Company; provided, however, that Executive may, without violating this paragraph, provide services to a business division of a competing entity if such business division does not compete with the Company and Executive’s services to the competing entity are limited to such business division, and provided further, that Executive may own, as a passive investor, an equity interest of any competing entity, so long as Executive’s holdings in such entity do not in the aggregate constitute more than 1% of the voting stock of such entity.  Executive acknowledges that, due to the nature of the Company’s business and the products and services provided by the Company, it is possible to compete with the Company from any location within the world, and Executive acknowledges and agrees that it is thus impossible to identify or otherwise limit the geographic scope of this agreement and that it is reasonable for the restrictions contained herein to apply on a worldwide basis.

4.           Termination Of Employment; Change of Control

4.1           Termination With or Without Cause.

(a)           Definition of Cause.  For purposes of this Agreement, “Cause” shall mean (i) conviction of any felony, or of any crime involving moral turpitude or dishonesty; (ii) perpetration of a material fraud or act of dishonesty against the Company; (iii) persistent, willful and material breach of the Executive’s duties that has not been cured within thirty (30) days after written notice from the Board or the Committee of such breach; or (iv) material breach of this Agreement or the Confidential Information Agreement that has not been cured within thirty (30) days after written notice from the Board or the Committee, or has caused irreparable damage incapable of cure.

(b)           Termination for Cause. If the Company terminates Executive’s employment at any time for Cause, Executive’s salary shall cease on the date of termination, and Executive will not be entitled to any Severance Benefits (as defined below), severance pay, pay in lieu of notice or any other such compensation, or any accelerated vesting of any equity awards, other than payment of accrued salary and such other accrued benefits as expressly required in such event by applicable law or the terms of any applicable Company benefit plans.

(c)           Termination Without Cause.  If the Company terminates Executive’s employment at any time prior to a Change of Control without Cause (and other than as a result of Executive’s death or disability) and such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), Executive shall be eligible for the following severance benefits (the “Severance Benefits”):  (i) the Company shall make a lump sum severance payment to Executive in an amount equal to eighteen (18) months of Executive’s then-current base salary plus 150% of the greater of (A) 80% of the Target Bonus for the year in which the termination occurs and (B) the prior year’s Target Bonus actually earned by Executive, subject to withholdings and deductions, (ii) the vesting of each then-outstanding, unvested equity award held by Executive will accelerate as to that number of shares under each such award that would have vested in the ordinary course had Executive continued to be employed by the Company for an additional eighteen (18) months (or, if no shares would vest during such time under a specific award due to a cliff vesting provision, then the number of shares vesting and becoming exercisable pursuant to this paragraph shall equal the product of (i) the total number of shares subject to the award and (ii) a fraction, the numerator of which is eighteen (18) plus the number of whole months that have elapsed between the Executive’s vesting commencement date and the date of termination, and the denominator of which is the total number of months in the vesting schedule), with such vesting occurring as of the date of the Executive’s termination, (iii)  the post-termination exercise period of all non-statutory stock options then held by Executive shall be extended so that such options, to the extent vested, are exercisable until the earlier of (A) the original term expiration date for such award and (B) the first anniversary of Executive’s termination date and (iv) if Executive timely elects COBRA health insurance coverage, the Company will pay Executive’s COBRA premiums for eighteen (18) months following the date his employment terminates or until such earlier date as he is no longer eligible for COBRA coverage or he becomes eligible for health insurance coverage from another source (provided that Executive must promptly inform the Company, in writing, if he becomes eligible for health insurance coverage from another source within eighteen (18) months after the termination).  Executive shall not be entitled to the Severance Benefits unless and until the release requirements set forth in Section 5 of this Agreement are satisfied.

4.2           Resignation With or Without Good Reason.

(a)           Definition of Good Reason.  For purposes of this Agreement, a Resignation for “Good Reason” shall mean that Executive resigns from all positions he then-holds with the Company and its affiliates if (i) (A) the Company makes a material adverse change in the Executive’s position causing such position to be of materially reduced stature or responsibility, (B) there is a material reduction of the Executive’s base salary, (C) the Executive is required to relocate his primary work location to a location that would increase Executive’s one way commute distance by more than twenty (20) miles, or (D) the Company (or any successor thereto) materially breaches the terms of this Agreement (including but not limited to a material reduction in Target Bonus percentage, provided that fluctuation in actual Target Bonus amounts earned and paid will not constitute Good Reason), (ii) Executive provides written notice to the Company’s General Counsel within the sixty (60) days immediately following such material change or reduction, (iii) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice and (iv) Executive’s resignation is effective not later than ninety (90) days after the expiration of such thirty (30) day cure period.  For purposes of calculating Executive’s severance benefits under this agreement, his “then-current base salary” shall be the his base salary as in effect immediately prior to his termination, ignoring, however, any reduction in base salary that is the basis for Executive’s resignation for Good Reason under this paragraph.

(b)           Executive’s Resignation.  Executive may resign from his employment with the Company at any time, with or without advance notice, and with or without Good Reason.

(c)           Executive’s Resignation Without Good Reason.  In the event that Executive resigns his employment without Good Reason, Executive will not be entitled to the Severance Benefits, severance pay, pay in lieu of notice or any other such compensation, or any accelerated vesting of equity awards, other than payment of accrued salary and such other accrued benefits as expressly required in such event by applicable law or the terms of any applicable Company benefit plans.  Termination of Executive’s employment due to Executive’s death or disability will be treated as Executive’s resignation without Good Reason.

(d)           Executive’s Resignation for Good Reason.  Executive may resign his employment for Good Reason at any time prior to a Change of Control so long as Executive tenders his resignation in writing to the Company in accordance with the time frames set forth in Section 4.2(a) above. If Executive resigns his employment for Good Reason effective at any time prior to a Change of Control and such resignation constitutes a “separation from service” (as defined above), Executive will be eligible to receive the Severance Benefits if Executive satisfies the release requirements set forth in Section 5 of this Agreement.

4.3           Change of Control.

(a)           Definition of Change of Control.  For purposes of this Agreement, a “Change of Control” shall mean any of the following: (i) a sale, lease or other disposition in one transaction or a series of transactions, of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity or if the Company is the surviving entity, as a result of which the shares of the Company’s capital stock are converted into or exchanged for cash, securities of another entity, or other property, unless (in any case) the holders of the Company’s outstanding shares of capital stock immediately before such transaction own more than fifty percent (50%) of the combined voting power of the outstanding securities of the surviving entity immediately after the transaction, (iii) the Company’s stockholders approve a plan or proposal to liquidate or dissolve the Company or (iv) a person or group hereafter acquires beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of the Company (all within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder).

(b)           Change of Control Benefits. If the Company undergoes a Change of Control, then, subject to Executive’s continued employment through such date and the satisfaction of the release requirements set forth in Section 5 of this Agreement, Executive shall be entitled to receive the following benefits immediately as of the Change of Control (the “Change of Control Benefits”):

(i)           The Company shall make a lump sum payment to Executive in an amount equal to eighteen (18) months of Executive’s then-current base salary plus 150% of the greater of (A) 80% of the Target Bonus for the year in which the transaction occurs and (B) the prior year’s Target Bonus actually earned by Executive, subject to withholdings and deductions.

(ii)           The vesting of each equity award held by Executive immediately prior to such Change of Control transaction shall accelerate as to all of the then-unvested shares subject to each such award, effective as of immediately prior to the effective time of such Change of Control.

Executive shall not be entitled to receive both the Change of Control Benefits and the Severance Benefits.

4.4           Cessation of Benefits.  If Executive violates this Agreement or the Confidential Information Agreement, then Executive’s eligibility for and entitlement to receive the Severance Benefits and the Change of Control Benefits will cease immediately, and Executive will not be entitled to any further compensation and benefits from the Company, the Company will have no further obligation to provide any such compensation or benefits, and to the extent Executive has already received Severance Benefits and/or Change in Control Benefits under this Agreement, all such benefits will be forfeited and Executive shall be required to immediately return any cash payments made pursuant to such benefits.

4.5           Application of Internal Revenue Code Section 409A.

(a)           If the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits and/or any other termination payments and benefits provided under this Agreement or otherwise (the “Payments”) constitute “deferred compensation” under Code Section 409A (together, with any state law of similar effect, “Section 409A”) and Executive is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i)) of the Company or any successor entity thereto upon his separation from service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A as a result of the payment of compensation upon his “separation from service”, the timing of the Payments shall be delayed as follows:  on the earlier to occur of (i) the date that is six months and one day after the date of the separation from service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Payments that Executive would otherwise have received through the Delayed Initial Payment Date (including reimbursement for any premiums paid by Executive for health insurance coverage under COBRA) if the commencement of the payment of the Payments had not been delayed pursuant to this Section 4.5 and (B) commence paying the balance of the Payments in accordance with the applicable payment schedules set forth above.

(b)           It is intended that (i) each installment of the Payments and the Change of Control Benefits provided under this Agreement is a separate “payment” for purposes of Section 409A, (ii) all of the Payments and the Change of Control Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.

4.6           Certain Offsets.  The Company shall reduce Executive’s Severance Benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company that become payable in connection with Executive’s termination of employment, including but not limited to any payments that are owed pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or (ii) any Company policy or practice providing for Executive to remain on the payroll for a limited period of time after being given notice of the termination of Executive’s employment.  The termination payments and benefits provided under this Agreement are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of Executive’s termination of employment.  In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.  If Executive is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

4.7           Excess Parachute Payments.

(a)           If any payment or benefit that Executive would be entitled to receive pursuant to this Agreement or otherwise in connection with a Change of Control from the Company or otherwise (collectively, the “Acquisition Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Acquisition Payments are paid to Executive, which of the following two alternative forms of payment shall be paid to Executive: (i) payment in full of the entire amount of the Acquisition Payments (a “Full Payment”), or (ii) payment of only a part of the Acquisition Payments so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).  The determination shall be made as follows:

(i)           A Full Payment shall be made if payment of all of the Acquisition Payments, plus an additional payment from the Company not to exceed $1,000,000 (such additional amount, a “Gross-Up Payment”), less all ordinary income and employment taxes and the Excise Tax imposed on the Acquisition Payments and the Gross-Up Payment, is greater than the Reduced Payment.

(1)
If the Full Payment is made, the Company shall pay, and Executive shall be entitled to receive, the Gross-Up from the Company in an amount equal to (A) the Excise Tax on the Acquisition Payments, (B) any interest or penalties imposed on Executive with respect to the Excise Tax on the Acquisition Payments, and (C) an additional amount sufficient to pay the Excise Tax and the federal and state income and employment taxes arising from the payments made by the Company to Executive pursuant to (A), (B) and (C).

(2)
For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to have: (A) paid federal income taxes at the highest marginal rate of federal income and employment taxation for the calendar year in which the Gross-Up Payment is to be made, and (B) paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(3)	Except as expressly provided herein, Executive shall not be entitled to any additional payments or other indemnity arrangements in connection with the Acquisition Payments or the Gross-Up Payment.

(ii)           A Reduced Payment shall be made in the event that the Full Payment, after the imposition of the Excise Tax, is less than or equal to the Reduced Payment.  If a Reduced Payment is made, Executive shall have no rights to any additional payments and/or benefits constituting the Acquisition Payments beyond the amount of the Reduced Payment.  The reduction in the Acquisition Payments shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive.  In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(b)           The independent professional firm engaged by the Company for general tax audit purposes as of the day prior to the effective date of the Change of Control shall make all determinations required to be made under this Section 4.7.  If the independent professional firm so engaged by the Company is serving as an advisor, accountant or auditor for the individual, entity or group affecting the Change of Control, the Company shall appoint a nationally recognized professional firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such firm required to be made hereunder.

(c)           The firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive not later than thirty (30) calendar days after the date on which Executive’s right to the Acquisition Payments is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive.  Any good faith determinations of the firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

(i)           If the firm determines that no Excise Tax is payable with respect to the Acquisition Payments, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to the Acquisition Payments.

(ii)           If the firm determines that an Excise Tax is payable with respect to the Acquisition Payments and that a Gross-Up Payment is due to Executive, the Company shall pay the Gross-Up Payment not later than thirty (30) days after the date on which Executive remits the Excise Tax to the appropriate taxing authorities.

(d)           If the Excise Tax is subsequently determined to be less than the amount taken into account under this Section 4.7 (including by reason of any payment the existence or amount of which cannot be determined at the time the firm makes its calculations), Executive shall repay to the Company (within thirty (30) days following the time at which the amount of such reduction in Excise Tax is finally determined) the portion of the Gross-Up Payment attributable to such reduction plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Executive (if such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

(e)           If the Excise Tax is subsequently determined to exceed the amount taken into account under this Section 4.7 (including by reason of any payment the existence or amount of which cannot be determined at the time the firm makes its calculations), the Company shall make an additional Gross-Up Payment in respect of such excess within thirty (30) days following the time at which the amount of such excess is finally determined in accordance with the principles set forth in this Section 4.7.

5.           Release. As a condition of receiving the Severance Benefits and/or the Change of Control Benefits under this Agreement to which Executive would not otherwise be entitled, Executive shall execute, and allow to become effective, a release substantially in the form attached hereto as Exhibit A (the “Release”) (the Company shall determine the actual form of Release to be provided by Executive) not later than thirty (30) days following (a) Executive’s “separation from service” in the case of the Severance Benefits and (b) the Change of Control in the case of the Change of Control Benefits.  Unless the Release is timely executed by Executive, delivered to the Company, and becomes effective within the required period (the date on which the Release becomes effective, the “Release Date”, which date shall in no event be later than February 28 of the year following the year in which the applicable event occurs), Executive shall not receive any of the Severance Benefits and/or the Change of Control Benefits provided for under this Agreement.  Any lump sum payments owed to Executive shall be paid within ten (10) business days following the Release Date, but in no event later than March 15 of the year following the year in which applicable event occurs.

6.           General Provisions.

6.1           Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery, email and facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by either party by written notice).

6.2           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

6.3           Waiver.  If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4           Entire Agreement.  This Agreement, including its exhibits, constitutes the entire agreement between Executive and the Company regarding the subject matter hereof.  As of the Effective Date, this Agreement supersedes and replaces any and all other agreements, promises, or representations, written or otherwise, between Executive and the Company with regard to this subject matter, including the Existing Agreement.  This Agreement is entered into without reliance on any agreement, promise, or representation, other than those expressly contained or incorporated herein, and, except for those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, the terms of this Agreement cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company which is approved by the Board.

6.5           Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.  Signatures transmitted via facsimile shall be deemed the equivalent of originals.

6.6           Headings and Construction.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.  For purposes of construction of this Agreement, any ambiguities shall not be construed against either party as the drafter.

6.7           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

6.8           Attorney Fees.  If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

6.9           Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, or arising from or relating to Executive’s employment with the Company or the termination of Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Duval County, Florida and conducted by JAMS, Inc. (“JAMS”), under its then-applicable Rules and Procedures.  By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding.  Executive will have the right to be represented by legal counsel at any arbitration proceeding at his expense.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The Company shall bear all fees for the arbitration, except for any attorneys’ fees or costs associated with Executive’s personal representation.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures.  Notwithstanding the provisions of this paragraph, the parties are not prohibited from seeking injunctive relief in a court of appropriate jurisdiction to prevent irreparable harm on any basis, pending the outcome of arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.

6.10           Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of Florida without regard to conflicts of laws principles.

6.11           Termination of this Agreement.  This Agreement will terminate automatically upon a Change of Control, subject to the satisfaction of the obligations of the Company, or any successor thereto, to pay the benefits and payments to which Executive is entitled to under this Agreement as a result of such Change of Control.

6.12           Exhibits.

   Exhibit A – Release Agreement

In Witness Whereof, the parties have executed this Employment Agreement effective as of the Effective Date written above.

Web.com Group, Inc.

By:
Chairman, Compensation Committee
of the Board of Directors

By:
David Brown
Chief Executive Officer

EXHIBIT A

Release Agreement

I understand that my employment with Web.com Group, Inc. (the “Company”) terminated effective ___________, _____ (the “Separation Date”).  The Company has agreed that if I choose to sign this Release Agreement (“Release”), the Company will provide me certain severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Employment Agreement (the “Agreement”) entered into and effective as of ___________ ___, ____, between myself and the Company, and any agreements incorporated therein by reference.  I understand that I am not entitled to such severance benefits unless I sign this Release and allow it to become effective.  I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

I also confirm my obligations set forth in Section 3 of the Agreement.  Specifically, I agree that in the two (2) year period immediately following the date on which I cease to be employed by the Company, for any reason, I will not, whether directly or indirectly, personally or through others: (a) encourage, induce, attempt to induce, solicit or attempt to solicit any employee of the Company or any of the Company’s subsidiaries to leave his or her employment with the Company or any of the Company’s subsidiaries, (b) encourage, induce, attempt to induce, solicit or attempt to solicit any customer of the Company or any of the Company’s subsidiaries to reduce or terminate its customer relationship with the Company, or (c) be or become an officer, director, stockholder, owner, co-owner, affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, licensor, sublicensor, licensee or sublicensee of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any entity that engages directly or indirectly in competition with the Company; provided, however, that I may, without violating this paragraph, provide services to a business division of a competing entity if such business division does not compete with the Company and my services to the competing entity are limited to such business division, and provided further, that I may own, as a passive investor, an equity interest of any competing entity, so long as my holdings in such entity do not in the aggregate constitute more than 1% of the voting stock of such entity.  I acknowledge that, due to the nature of the Company’s business and the products and services provided by the Company, it is possible to compete with the Company from any location within the world, and I acknowledge and agree that it is thus impossible to identify or otherwise limit the geographic scope of this agreement and that it is reasonable for the restrictions contained herein to apply on a worldwide basis.

In consideration for the severance benefits I am receiving under the Agreement, I hereby generally and completely release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to or on the date I sign this Release.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims based on or arising from the Agreement); (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have in my capacity as an employee, officer and/or director of the Company pursuant to any express indemnification agreement or otherwise, nor am I releasing any rights I may have as an owner and/or holder of the Company’s common stock and stock options.  Excluded from this Release are any claims which cannot be waived by law.  I am waiving, however, my right to any monetary recovery should any agency, such as the EEOC, pursue any claims on my behalf.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  I also acknowledge that the consideration given for the waiver in the above paragraphs is in addition to anything of value to which I was already entitled.  I have been advised by this writing, as required by the ADEA that:  (a) my waiver and release do not apply to any claims that may arise after the date that I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days within which to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date that I sign this Release to revoke the Release by providing written notice of revocation to the Company’s Board of Directors; and (e) this Release will not be effective until the eighth day after this Release has been signed by me.

I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

Understood and Agreed:

David L. Brown

Dated: